FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

GSMS 2019-GC39 – Final Pricing Details (Public)(external)

$692.012mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Goldman Sachs & Co. LLC and Citigroup

Co-Manager:  AmeriVet Securities and Drexel Hamilton

Class	Fitch/KBRA/Moody’s	Size($mm)	WAL(yr)	Sprd	Cpn	Yld	$px
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.478	2.53	S+33	2.667	2.6548	99.9983
A-2	AAAsf/AAA(sf)/Aaa(sf)	122.528	4.78	S+50	3.457	2.7838	102.9978
A-3	AAAsf/AAA(sf)/Aaa(sf)	175.000	9.71	S+78	3.307	3.1986	100.9974
A-4	AAAsf/AAA(sf)/Aaa(sf)	209.062	9.84	S+80	3.567	3.2229	102.9943
A-AB	AAAsf/AAA(sf)/Aaa(sf)	21.171	7.30	S+65	3.448	2.9941	102.9995
A-S	AAAsf/AAA(sf)/Aa3(sf)	81.185	9.93	S+105	3.819	3.4754	102.9984
B	AA-sf/AA-(sf)/NR	35.761	9.96	S+120	3.970	3.6265	102.9998
C	A-sf/A-(sf)/NR	33.827	9.96	S+160	4.005	4.0265	99.9972

Anticipated Timing

Anticipated Closing:   Thurs, May 23rd

Class	CUSIP
A-1	36260JAA5
A-2	36260JAB3
A-3	36260JAC1
A-4	36260JAD9
A-AB	36260JAE7
X-A	36260JAF4
X-B	36260JAG2
A-S	36260JAH0
B	36260JAJ6
C	36260JAK3

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.